Exhibit 10.1

NON-EXCLUSIVE SUB-DISTRIBUTION AGREEMENT

THIS NON-EXCLUSIVE SUB-DISTRIBUTION AGREEMENT (this “Agreement”) is entered into effect as of the 11th day of April, 2020 (the “Effective Date”) by and between KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (“Distributor”), and COLONIAL WHOLESALE DISTRIBUTING, INC., a Florida corporation (“Sub-Distributor”). Distributor and Sub-Distributor are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Bidi Vapor, LLC, a Florida limited liability company (“Manufacturer”), is in the business of developing electronic nicotine delivery systems and related components (all such products whether now or hereafter made available for sale by Manufacturer being hereinafter referred to as “Products”).

WHEREAS, Distributor has entered into that certain Exclusive Distribution Agreement dated March 9, 2020 (as the same may be amended or otherwise modified from time to time, the “Distribution Agreement”) with Manufacturer pursuant to which Manufacturer has granted Distributor an exclusive worldwide right to distribute the Products for sale and resale to both retail level customers (“Retail Customers”) and non-retail level customers, including without limitation, to wholesale customers and sub-distributors (“Non-Retail Customers”).

WHEREAS, subject to the terms and conditions of this Agreement, Sub-Distributor wishes to be appointed, and Distributor is willing to appoint Sub-Distributor, as a non-exclusive sub-distributor of the Products solely to Non-Retail Customers (“Non-Retail Customers”) located within the Continental United States (the “Territory”; all Non-Retail Customers located within the Territory being hereinafter referred to as “Authorized Customers”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Distributor and Sub-Distributor, intending to be legally bound, hereby agree as follows:

1.                  APPOINTMENT; NO EXCLUSIVITY; MARKETING AND SUPPORT.

A.                Appointment; No Exclusivity. Subject to the terms and conditions set forth in this Agreement, Distributor hereby appoints Sub-Distributor as a non-exclusive sub-distributor of the Products solely to Authorized Customers. Sub-Distributor accepts the appointment as one of Distributor’s non-exclusive sub-distributors of the Products solely to Authorized Customers and agrees to buy for resale, upon the terms and conditions set forth herein, Products in such quantities as Sub-Distributor shall need to properly service the market comprised solely of Authorized Customers. Distributor represents and warrants that the appointment of and sale of Products to Sub-Distributor under this Agreement does not violate any obligations or contracts of Distributor. As a condition of appointment hereunder, Sub-Distributor agrees not to represent or sell other products which Distributor may reasonably determine to be competitive with the Products, without written approval from Distributor, to be given or withheld in Distributor’s sole and absolute discretion. For purposes of clarification, during the term of this Agreement (i) Distributor shall be free to sell any Products to any Non-Retail Customer located within the Territory (i.e., Sub-Distributor’s rights hereunder are non-exclusvie) and (ii) Sub-Distributor will not directly sell any Products to any Retail Customer anywhere in the world or to any Non-Retail Customer located outside of the Territory.

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B.                 Marketing and Support. Distributor will be solely responsible to provide Sub-Distributor with all branding, logos and marketing materials to be utilized by Sub-Distributor in connection with Sub-Distributor’s marketing and promotion of the Products; provided, however, Sub-Distributor shall bear all expenses related to reproduction and distribution of the same. Sub-Distributor agrees to use its best efforts to promote, develop a market, sell, and distribute the Products to Authorized Customers. Among such other actions as may be necessary to generate sales of the Products, Sub-Distributor will perform at its expense and to the reasonable satisfaction of Distributor the following duties:

i.	Sub-Distributor will engage in sales promotion activities in which Products shall be designated by their correct names and identified as Products of Manufacturer being marketed by Sub-Distributor as an independent distributor.
ii.	Sub-Distributor will process all sales by Sub-Distributor to Authorized Customers.
iii.	Sub-Distributor shall at all times conduct its business in a manner that will reflect favorably on Manufacturer, Distributor and the Products and will not engage in any deceptive, misleading, illegal or unethical business practice. In performing its obligations hereunder, Sub-Distributor agrees not to make any representations or give any warranties or guarantees to any person with respect to the Products, other than in compliance with Section 7.A. hereof or otherwise expressly authorized in writing by Distributor.
iv.	Sub-Distributor will comply with all applicable laws and regulations and will not assist or participate in any violation of laws or regulations applicable to Manufacturer, Distributor or Sub-Distributor.

Sub-Distributor shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including, without limitation: (i) salaries or compensation for its personnel; (ii) costs and expenses associated with establishing and maintain its sales organization and offices; and (iii) marketing, advertising and promotion expenses.

2.                  PURCHASE ORDERS; PRICING.

A.                Purchase Orders. Sub-Distributor shall order Products in accordance with the terms and conditions of this Agreement. Each order for the purchase of Products (a “Purchase Order”) must be submitted to Distributor by Sub-Distributor by email or Distributor’s electronic data interchange (EDI) system. Each Purchase Order shall specify (i) the quantity of Products being ordered, (ii) the applicable Wholesale Minimum Price for the Products ordered, (iii) the price to be paid by Sub-Distributor to Distributor for the Products ordered, (iv) payment terms granted by Distributor, and (v) the requested receipt date and delivery instructions for the applicable Products ordered. Receipt dates must be during the term of this Agreement, except Sub-Distributor may request, subject to Distributor’s acceptance in Distributor’s sole and absolute discretion, a Purchase Order with a requested receipt date after the expiration or termination of this Agreement, in which case, if accepted by Distributor, the terms and conditions of this Agreement shall apply to such shipment, but under no circumstances should such shipment be deemed to be or construed as being a renewal or extension of this Agreement or the exclusivity rights granted to Sub-Distributor herein. The Parties agree that to the extent that any of the terms and conditions of this Agreement conflict or are inconsistent with the terms or conditions of any Purchase Order submitted by Sub-Distributor, the terms and conditions of this Agreement shall prevail and control to the extent of any such conflict or inconsistency, unless the Purchase Order containing such conflicting or inconsistent terms and conditions is countersigned by Distributor, in which case the terms and conditions set forth in such Purchase Order shall prevail and control to the extent of any such conflict or inconstancy.

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B.                 Acceptance of Purchase Order. A Purchase Order submitted by Sub-Distributor shall be deemed to have been accepted by, and shall be binding upon, Distributor when it is countersigned by Distributor or if it is not rejected by Distributor, in whole or in part, by written notice to Sub-Distributor sent within five (5) business days of its receipt by Distributor. Notwithstanding anything contained herein to the contrary, Distributor may only reject, cancel, or delay any Purchase Order placed by Sub-Distributor, whether or not such Purchase Order has been previously accepted by Distributor, pursuant to Section 3.B. below. In the event Distributor is unable to fill all of a Purchase Order for any reason, it shall promptly notify Sub-Distributor and Sub-Distributor shall have the right, in its discretion, to cancel the subject Purchase Order. Sub-Distributor may change or cancel any of its Purchase Orders without penalty so long as Sub-Distributor provides written notice to Distributor and the Products have not yet been shipped; provided that Sub-Distributor shall pay to Distributor a fee of twenty five percent (25%) of the aggregate purchase price of the Products that are subject to any Purchase Order which has been materially changed or canceled by Sub-Distributor.

C.                Invoices and Payment Terms. Distributor shall send Sub-Distributor invoices via mail or email for each shipment. Sub-Distributor shall notify Distributor in writing if Sub-Distributor disputes any charges set forth on an invoice within fifteen (15) calendar days after receipt of such invoice, specifying in reasonable detail the items disputed and basis for the dispute. Thereafter, the Parties will work in good faith to resolve such dispute as quickly as is reasonably possible. If any such dispute is not resolved within thirty (30) calendar days after Sub-Distributor’s receipt of the applicable invoice, then Distributor may suspend any further shipments of Products under this Agreement until such time as the dispute is resolved and all amounts agreed upon by the Parties to be due are paid in full. All undisputed amounts on each invoice are due and payable within thirty (30) calendar days from the date of Sub-Distributor’s receipt of the invoice. Payments due hereunder must be made, at Sub-Distributor’s option, by ACH, wire transfer, certified check or such other method as may be agreed to by the Parties. Distributor reserves the right to change or modify payment terms upon thirty (30) calendar days’ written notice to Sub-Distributor at any time following a default by Sub-Distributor of its payment obligations under this Agreement with such changes or modifications to be effective for Purchase Orders submitted after such thirty (30) calendar day period. Invoices will be issued upon shipment of the Product to Sub-Distributor or to Sub-Distributor’s customer via direct shipment.

D.                Prices; Price Reductions. Distributor has a legitimate interest in ensuring that a minimum price be maintained for all sales by Sub-Distributor of its Products. Accordingly, Distributor will establish minimum pricing for all sales by Sub-Distributor of its Products to Authorized Customers (“Wholesale Minimum Price”) and Sub-Distributor will not sell any Products to Authorized Customers below the applicable Wholesale Minimum Price. The initial Wholesale Minimum Price for the Products are included as Exhibit A attached hereto. Sub-Distributor agrees to pay Distributor the price per Product identified in Exhibit A attached hereto. Distributor retains the right to make changes to Wholesale Minimum Pricing and Sub-Distributor pricing upon providing not less than three (3) days’ prior written notice to Sub-Distributor. Any price reduction to the Wholesale Minimum Pricing or Sub-Distributor pricing with respect to affected Products shall apply to Purchase Orders that have not yet been accepted or deemed accepted by Distributor and Purchase Orders thereafter submitted by Sub-Distributor. Any price increase to the Wholesale Minimum Pricing or Sub-Distributor pricing with respect to affected Products shall apply to Purchase Orders thereafter submitted by Sub-Distributor; provided that Sub-Distributor shall have the right, at its option, to cancel, in whole or in part, any outstanding Purchase Orders for affected Products not yet accepted by Distributor. Prices do not include, and Distributor shall not be responsible for any required federal, state or local sales or other taxes, duties, export or custom charges, VAT charges, brokerage or other fees.

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E.                 Past Due Amounts. If any undisputed amount due Distributor by Sub-Distributor, for any reason, becomes past due, Distributor shall provide written notice to Sub-Distributor and, if such amounts remain outstanding for fifteen (15) calendar days following receipt of such notice, Distributor may at its option and without further notice withhold further shipments or deliveries of Products under this Agreement until such past due invoices are paid in full.

F.                 Taxes. Sub-Distributor shall be responsible for any national, state or local sales, use, value added, or other tax, tariff, duty or assessment levied or imposed by the United States or any foreign governmental authority arising out of or related to any of the transactions contemplated by this Agreement, including sales of Product to Sub-Distributor, other than taxes based upon Distributor’s income. Sub-Distributor must pay directly, or reimburse Distributor for the amount of such sales, use, value added or other tax, tariff, duty or assessment which Distributor is at any time obligated to pay or collect with respect to or arising out of the sale of Products under this Agreement.

3.	SHIPMENTS; PRODUCTS.

A.       Shipment Terms; Title and Risk of Loss. All Products purchased by Sub-Distributor under this Agreement will be packaged for shipment in Distributor’s and/or Manufacturer’s standard containers, marked for shipment to either Sub-Distributor or the applicable Authorized Customer at the address specified by Sub-Distributor in the Purchase Order (the applicable destination being hereinafter referred to as the “Destination”). All costs of shipment shall be paid by Distributor. Title and risk of loss will pass F.O.B. Destination. Distributor shall ship Products on or before the requested receipt date designated in a Purchase Order (provided that such receipt date is not less than twenty (20) business days after the Purchase Order is received by Distributor) and shall promptly notify Sub-Distributor when Distributor knows or has reason to believe that a shipment will not be delivered by the requested receipt date. Any expense for any special packaging or any special delivery requested by Sub-Distributor shall be borne by Sub-Distributor.

B.       Distributor’s Right to Delay or Cancel. Notwithstanding Distributor’s obligations in this Agreement, Distributor may refuse, cancel or delay any shipment of Products when Sub-Distributor is delinquent in any payment for more than (30) calendar days, or when Sub-Distributor is in material breach of its obligations under this Agreement which has not been cured pursuant to Section 11.A.

C.       Acceptance of Shipments. Sub-Distributor shall have ten (10) business days from the date of arrival of the shipment of the Products at the applicable Destination to inspect the Products and notify Distributor in writing of any discrepancies with respect to such Products, including but not limited to any discrepancies in the quantity or quality of the Products. Products with respect to which Sub-Distributor does not notify Distributor of any discrepancies in writing shall be deemed accepted by Sub-Distributor.

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D.        Adding or Deleting Products; Manufacturing Changes to the Products. Distributor shall have the right at any time upon seven (7) calendar days’ prior written notice to Sub-Distributor to add or delete Products. Should Distributor want to make any changes to the Products, it shall first notify the Sub-Distributor at least seven (7) calendar days before the change is implemented, and such changes shall be agreed to by the Parties in writing before shipment of any Products which include any such changes. Notwithstanding the foregoing, for changes required by regulatory or certification authorities or otherwise deemed necessary by Distributor for any reason, including health, safety, welfare, technology intellectual property, trade secret, competitive, materials sourcing, or other matters, Distributor will notify Sub-Distributor at least three (3) calendar days before the change is implemented, but Sub-Distributor’s approval of such changes shall not be required.

4.	INTELLECTUAL PROPERTY RIGHTS.

A.                Manufacturer’ Marks. Subject to the terms and conditions of this Agreement and the Distribution Agreement, during the term of this Agreement, Distributor hereby grants to Sub-Distributor a revocable, sublicensable, non-transferable, non-exclusive, limited license to use Manufacturer’s logos, trademarks, and trade names, together with all branding and marketing materials created by or on behalf of Manufacturer in connection with the Products (collectively the “Manufacturer IP”), solely in connection with the marketing, advertisement and sale of the Products to Authorized Customers. Such license shall immediately terminate upon the expiration or termination of this Agreement. Sub-Distributor shall strictly comply with all standards of use for the Manufacturer IP and must at all times display appropriate trademark and copyright notices as instructed by Distributor. Sub-Distributor acknowledges and agrees that the Manufacturer IP and other intellectual property provided to Sub-Distributor by Distributor, if any, are the sole and exclusive property of Manufacturer and/or Distributor, as applicable. Sub-Distributor shall not acquire any right, title or interest under this Agreement in any patent, copyright, Manufacturer IP or other intellectual property right of any kind of either Manufacturer or Distributor. No implied license, patent, copyright or other intellectual property right of Manufacturer or Distributor is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Sub-Distributor shall not do anything that will in any manner infringe, impeach, dilute or lessen the value of the Manufacturer IP, patents, copyrights or other intellectual property of either Manufacturer or Distributor or the goodwill associated therewith or that will tend to prejudice the reputation of the Manufacturer or Distributor or the sale of any Products.

B.       Sub-Distributor Marks. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Sub-Distributor hereby grants Distributor a non-exclusive, royalty free license to use Sub-Distributor’s logos, trademarks, and trade names (the “Sub-Distributor Marks”) on Distributor’s web sites and marketing materials. Such license shall immediately terminate upon the expiration or termination of this Agreement. Distributor shall strictly comply with all standards of use for the Sub-Distributor Marks and must at all times display appropriate trademark and copyright notices as instructed by Sub-Distributor. Distributor acknowledges and agrees that the Sub-Distributor Marks and other intellectual property provided to Distributor by Sub-Distributor, if any, are the sole and exclusive property of Sub-Distributor. Distributor shall not acquire any right, title or interest under this Agreement in any patent, copyright, Sub-Distributor Marks or other intellectual property right of any kind of Sub-Distributor. No implied license, patent, copyright or other intellectual property right of Sub-Distributor is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Distributor shall not do anything that will in any manner infringe, impeach, dilute or lessen the value of the Sub-Distributor Marks, patents, copyrights or other intellectual property of Sub-Distributor or the goodwill associated therewith or that will tend to prejudice the reputation of the Sub-Distributor.

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5.	CONFIDENTIAL INFORMATION.

A.                Confidential Information. The Parties acknowledge and agree that during the term of this Agreement, each may receive confidential information from the other Party. “Confidential Information” shall mean (i) information relating to a Party’s and its affiliates’ products or business including, but not limited to, the business plans, financial records, customers, suppliers, products, product samples, strategies, inventions, procedures, sales aids or literature, technical data, advice or knowledge, contractual agreements, pricing, price lists, product white papers, plans, designs, specifications, and know-how or other intellectual property, that may be at any time furnished, communicated or delivered by either Party to the other Party whether in oral, tangible, electronic or other form and (ii) all other non-public information provided by one Party to the other including, but not limited, to financial, technical and business information, and all non-promotional materials furnished by one Party to another.

B.                 Exceptions. The “Receiving Party” shall not have any obligations to preserve the confidential nature of any Confidential Information that (a) Receiving Party can demonstrate by competent evidence was rightfully in the Receiving Party’s possession before receipt from the “Disclosing Party”; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by Receiving Party from a third party without, to the best of Receiving Party’s knowledge, a duty of confidentiality; (d) is independently developed by Receiving Party without use of the Confidential Information; or (e) is disclosed by Receiving Party with Disclosing Party’s prior written approval.

C.                Use of Confidential Information; Standard of Care. The Receiving Party shall maintain the Confidential Information in confidence and disclose the Confidential Information only to its employees, subcontractors and consultants who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive as, or who have been advised of the confidentiality obligations set forth in, this Agreement. The Receiving Party shall remain responsible for breaches of this Agreement arising from the acts of its employees, subcontractors and consultants to whom it provides the Disclosing Party’s Confidential information. The Receiving Party shall protect Confidential Information by using the same degree of care as Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. The Receiving Party agrees not to use the Disclosing Party’s Confidential Information for its own purpose other than in connection with the transactions contemplated by this Agreement or for the benefit of any third party, without the prior written approval of the Disclosing Party. The Receiving Party shall promptly return or certify destruction of all copies of Confidential Information upon request by the Disclosing Party or upon the expiration or earlier termination of this Agreement.

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D.                Equitable Relief. The Receiving Party hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information may result in irreparable harm to the Disclosing Party for which there may be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event the Disclosing Party shall be entitled to seek an injunction, without bond, preventing any further breach of this Agreement by the Receiving Party.

6.                  INSURANCE. Distributor shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage on Products purchased by Sub-Distributor for resale. Distributor shall use commercially reasonable efforts to provide Sub-Distributor with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

Sub-Distributor shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage. Sub-Distributor shall use commercially reasonable efforts to provide Distributor with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

7.                  WARRANTY; RECALL.

A.                Warranty. Distributor warrants to Sub-Distributor, for a period of one year from the date of delivery by Distributor to the intended recipient thereof, that any Products delivered by Distributor pursuant to this Agreement shall conform in all material respects to the written specifications for such Products, a copy of which is attached hereto as Exhibit B, and shall be free of defects in materials and workmanship. Distributor further warrants to Sub-Distributor that it has title to the Products to be conveyed hereunder and has the right to sell the same and that at the time of delivery, such Products shall be free of any security interest or other lien or any other encumbrances whatsoever (the warranties provided in the preceding two sentences being hereinafter referred to as the “Limited Warranty”). Except for the Limited Warranty, Distributor makes no warranties or representations to Sub-Distributor or any other person with respect to the Products or any services provided to Sub-Distributor or any other person. Distributor may not change any of the terms of the Limited Warranty at any time, without written consent from Sub-Distributor unless Distributor notifies Sub-Distributor in writing at least one hundred and twenty (120) calendar days prior to any such change. Any such change shall not apply to any Products sold to or ordered by Sub-Distributor prior to the change. Sub-Distributor will not alter the Limited Warranty, warranty disclaimers and limitation of liability without the prior written authorization of Distributor, nor extend or make any additional warranty or representation regarding the Products unless expressly authorized by Distributor.

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THE LIMITED WARRANTY REFERRED TO IN THIS SECTION IS THE ONLY WARRANTY, EXPRESS OR IMPLIED, THAT DISTRIBUTOR MAKES WITH RESPECT TO THE PRODUCTS. DISTRIBUTOR SPECIFICALLY DISCLAIMS ALL OTHER IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

B.                 Warranty Claims. The Limited Warranty is effective only if Sub-Distributor gives prompt written notice to Distributor of any alleged breach of the Limited Warranty, which notice shall specifically describe the problem and shall state the date of sale and name and location of the recipient of the Product originally shipped by Distributor. Notwithstanding anything to the contrary contained herein, Distributor shall have no obligation under the Limited Warranty unless it receives such notice within thirty (30) days following the expiration of the warranty period. In the event of any breach of the Limited Warranty Distributor’s sole obligation is to replace each non-conforming Product within a reasonable period of time and to pay for the costs of shipment to the original recipient of the Product or as otherwise specified by Sub-Distributor.

C.                Recall. In the event that: (i) any applicable federal, state or foreign regulatory authority should issue a request, directive or order that a Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Distributor determines that the Product represents a risk of injury or customer deception or is otherwise defective and that the recall of a Product is appropriate (“Recall”), Distributor shall have sole right and responsibility for implementing the Recall. Sub-Distributor will provide cooperation and assistance to Distributor in connection therewith, as may be reasonably requested by Distributor. Distributor shall be solely responsible for all expenses affecting such Recall (including any reasonable out-of-pocket expenses incurred by Sub-Distributor in connection with such cooperation, as directed in writing by Distributor).

8.	INDEMNIFICATION.

A.                Indemnity Obligations for Intellectual Property Infringement. Distributor agrees to defend, indemnify and hold harmless Sub-Distributor from and against any and all claims, losses, damages, suits, expenses (including reasonable attorneys’ fees) and costs (collectively “Claims”) brought or alleged by a third party that the Manufacturer IP or any Products sold to Sub-Distributor infringe any U.S. patent, trademark or copyright. Sub-Distributor shall reasonably cooperate with Distributor, its insurance company and its legal counsel in its defense of such Claims. If the use or sale of any Products furnished under this Agreement is enjoined as a result of a Claim, Distributor shall either obtain on behalf of the Sub-Distributor the right to continue to use or sell such Products, substitute an equivalent product reasonably acceptable to Sub-Distributor in its place, or reimburse Sub-Distributor the purchase price of the Products, costs incurred by Sub-Distributor as a result of such cancellation, and any and all losses or costs incurred as a result of Sub-Distributor’s breach of any purchaser order or other agreement with its customers. Notwithstanding the foregoing, this indemnity shall not apply or cover any Claims based upon any infringement or alleged infringement of any patent, trademark or copyright resulting from the alteration or unauthorized use of any Manufacturer IP or Products by Sub-Distributor or a Sub-Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination or unauthorized use by Sub-Distributor or any Sub-Distributor representative. Sub-Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Sub-Distributor’s expense. This indemnity shall not cover any Claims in which Sub-Distributor fails to provide Distributor with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

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B.                 Sub-Distributor agrees to defend, indemnify and hold harmless Distributor from and against any and all Claims brought or alleged by a third party based upon any infringement or alleged infringement of any patent, trademark or copyright resulting from the alteration or unauthorized use of any Manufacturer IP or Products by Sub-Distributor or a Sub-Distributor representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination or unauthorized use by Sub-Distributor or any Sub-Distributor representative. Distributor shall reasonably cooperate with Sub-Distributor, its insurance company and its legal counsel in its defense of such Claims. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Sub-Distributor’s expense. This indemnity shall not cover any Claims in which Distributor fails to provide Sub-Distributor with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

C.                Distributor’s Additional Indemnity Obligations. Notwithstanding anything herein to the contrary, in addition to all other rights and remedies available at law or in equity, Distributor hereby agrees to defend, indemnify and hold harmless Sub-Distributor from and against any and all third party Claims (i) arising out of any defects in any Products existing at the time such Products are sold by Distributor to Sub-Distributor, or (ii) arising out of the negligent acts or omissions or willful misconduct of Distributor, its employees, agents or representatives with respect to the Products or its performance of this Agreement. Sub-Distributor shall reasonably cooperate with Distributor, its insurance company and its legal counsel in its defense of such Claims. Sub-Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Sub-Distributor’s expense. This indemnity shall not cover any Claims in which Sub-Distributor fails to provide Distributor with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

D.                Sub-Distributor’s Indemnity Obligations to Distributor. Sub-Distributor hereby agrees to defend, indemnify and hold harmless Distributor, its affiliates and their respective officers directors, employees and agents from and against any and all Claims (i) arising out of the negligent acts or omissions or willful misconduct of Sub-Distributor, its employees, agents or representatives with respect to its performance of this Agreement, sale of Products, or otherwise, (ii) arising out of the alteration or modification of the Products or Distributor IP by Sub-Distributor or its employees, agents or representatives, or (iii) alleging that the Sub-Distributor’s Marks infringe or otherwise violate the intellectual property rights of a third party. This indemnity shall not cover any Claims in which Distributor fails to provide Sub-Distributor with prompt written notice which lack of notice prejudices the defense of the Claim. Distributor shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Distributor’s expense.

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E.                 Settlement of Claims. In no event shall a party seeking or entitled to indemnification from a Party hereunder settle, compromise, agree to a judgment or take any similar action with respect to any Claim without the written consent of the Party from whom indemnification is sought.

9.                  LIMITATION OF LIABILITY.

EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT AND CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BY LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOSS BUSINESS OPPORTUNITIES, DAMAGE TO GOOD WILL OR REPUTATION, OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

10.              TERM. This Agreement shall commence on the Effective Date and shall end on the first anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 11 hereof. The Initial Term shall automatically renew for successive renewal terms of one (1) year each (each, a “Renewal Term”), unless either Party provides the other Party with written notice of its intention not to renew the Initial Term or any Renewal Term, as applicable, at least sixty (60) days prior to the expiration of the then current Initial Term or Renewal Term.

11.              TERMINATION.

A.                Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) calendar days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non-breaching Party.

B.                 Termination for Financial Insecurity. Either Party may terminate this Agreement and any outstanding Purchase Orders (to the extent Products have not already been delivered to the carrier for shipment) immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within sixty (60) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365.

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C.                Termination for Failure to Meet Minimum Purchase Commitments. Distributor may terminate this Agreement at any time upon written notice to Sub-Distributor if Sub-Distributor fails to satisfy any of the following minimum purchase obligations: (i) purchase by Sub-Distributor of not less than 500,000 Units from Distributor on or before April 30, 2020, and (ii) purchase by Sub-Distributor of not less than 1,000,000 Units from Distributor for each subsequent fiscal quarter throughout the balance of the term. At Distributor’s option, Distributor may elect to suspend a decision to terminate this Agreement as permitted under this Section 11.C. for an indefinite period, but may, in the meantime upon written notice to Sub-Distributor, terminate Sub-Distributor’s rights under Section 1.A. above. A used herein, a “Unit” means each Product as may ultimately be packaged and sold by Distributor to a Retail Customer.

D.                Cross Termination with the Distribution Agreement. Sub-Distributor acknowledges and agrees that the appointment by Distributor of Sub-Distributor of the distribution rights set forth in this Agreement are dependent upon the continuation of the Distribution Agreement. In the event the Distribution Agreement expires or is otherwise terminated for any reason, this Agreement shall immediately and automatically terminate without any further action of the Parties.

E.                 Obligations upon Termination. Upon termination of this Agreement, Sub-Distributor shall cease to be an authorized sub-distributor of the Products and (i) all unaccepted Purchase Orders may be cancelled by Sub-Distributor or Distributor without liability, and (ii) Sub-Distributor may, at its option, resell and deliver to Distributor, free and clear of all liens and encumbrances, any or all Products that (A) are subject to Purchase Orders accepted by Distributor whether or not the applicable Products have been shipped as of the date of termination and (B) were manufactured, shipped or received as of the date of termination, in each case that are in new condition and in the original factory packaging at the original purchase price of any such Products that Sub-Distributor elects to resell to Distributor less a restocking charge of 50% of such amount payable by Distributor upon receipt of such Products. Restocking is waived in the event the Distributor terminates Sub-Distributor, other than if termination is a Termination pursuant to 11.A., 11.B. or 11.C.. Within ninety (90) calendar days of termination of this Agreement, Sub-Distributor shall remove and not thereafter use any sign, display, or other advertising or marketing means containing Manufacturer IP, except as provided in this section. Sub-Distributor may continue to use in-store materials containing the Manufacturer IP as reasonably required for the resale of the Products which may be remaining in Sub-Distributor’s possession after termination, which materials Sub-Distributor may continue to utilize until all remaining Products have been sold or one hundred eighty (180) calendar days after termination, whichever comes first, after which Sub-Distributor shall cease the use of any such Manufacturer IP.

12.              COMPLIANCE WITH LAWS. Sub-Distributor acknowledges and understands that the Products may be subject to restrictions upon export from the United States and upon resale after export. Sub-Distributor therefore represents and warrants that it shall comply fully with all relevant regulations of the U.S. Department of Commerce, with the U.S. Export Administration Act, and with any other import and/or export control laws or regulations of the United States or any other jurisdiction.

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13.              GENERAL TERMS.

A.                Independent Contractors. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Neither Distributor nor Sub-Distributor has the authority to bind the other, to incur any liability or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

B.                 Assignment. Neither this Agreement, nor any right or interest herein, may be assigned, in whole or in part, by Sub-Distributor without the express written consent of Distributor. Any assignment without such consent shall be null and void. For purposes hereof, any assignment that is carried out as part of a merger, restructuring, or reorganization, or sale or transfer of all or substantially all Sub-Distributor’s assets shall require the express written consent of Distributor. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and legal representatives. Except as set forth in Section 8, there are no third-party beneficiaries to this Agreement.

C.                Notices. Unless otherwise agreed to by the Parties, all notices shall be deemed effective when received and made in writing by either (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier, or (iii) fax with confirmation, addressed to the party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

If to Distributor:

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Highway

Grant, Florida 32949

Attn: Eric Mosser

Email: eric@kaivalbrands.com

Fax: 833-452-8252

If to Sub-Distributor:

COLONIAL WHOLESALE DISTRIBUTING, INC.

10889 CROSSROADS COMMERCE BLVD.

TAMPA, FL 33610

Attn: Yasin Saad

Email: yasinsaad@colonialdistributing.com

Fax: 850-341-7222

Either Party, by written notice to the other pursuant to this section, may change its address or designees for receiving such notices.

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D.                Force Majeure. Neither Party shall liable hereunder for any failure or delay in the performance of its obligations under this Agreement if such failure or delay is on account of causes beyond its control, including labor disputes, civil commotion, war, fires, floods, inclement weather, governmental regulations or controls, casualty, government authority, strikes, or acts of God, in which event the non-performing party shall be excused from its obligations for the period of the delay and for a reasonable time thereafter. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence.

E.                 Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law of such state and shall be binding upon the Parties hereto in the United States and worldwide. Any claims or legal actions by one Party against the other arising under this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Orange County, Florida. Both Parties hereby submit to the jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

F.                 Attorney’s Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

G.                Survival. The provisions of this Agreement which by their sense and context should survive any termination of expiration of this Agreement, including without limitation sections 5 (confidentiality), 7 (warranty), 8 (indemnification), 9 (limitation of liability), 12 (compliance with laws) and 13 (general terms) shall so survive.

H.                Authorized Signatories. It is agreed and warranted by the Parties that the individuals singing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization shall be required.

I.                   Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

J.                  No Strict Construction. This Agreement shall not be construed more strongly against either party regardless of which party is more responsible for its preparation.

K.                Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

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L.                 Entire Agreement; Modification; Waiver. This Agreement is the entire agreement between the Parties with respect to the subject matter and supersedes any prior agreement or communications between the Parties hereto, whether written or oral. This Agreement may be modified only by a written amendment signed by authorized representatives of both Parties. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision thereafter.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

DISTRIBUTOR

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By: /s/ Eric Mosser

Name: Eric Mosser

Title: Chief Operating Officer

SUB-DISTRIBUTOR

COLONIAL WHOLESALE DISTRIBUTING, INC.

By: /s/ Yasin Saad

Name: Yasin Saad

Title: President

ACKNOWLEDGMENT AND CONSENT

By signing below, Manufacturer hereby acknowledges and consents to Distributor entering into this Agreement with Sub-Distributor.

BIDI VAPOR, LLC

By: /s/ Nirajkumar Patel

Name: Nirajkumar Patel

Title: Manager

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